Exhibit 10.58

Joseph C. Lawler

Chairman and Chief Executive Officer

1601 Trapelo Road. Suite 170

Waltham. MA 02451

jlawler@moduslink.com

tel: 781.663.5017

fax: 781.663.5045

Via Email

August 1, 2011

Mr. Scott R. Crawley

6702 Rivercrest Drive

Austin. TX 78746

Dear Scott:

It is a distinct pleasure to offer you the position of President. Value Added Services for ModusLink Global Solutions, Inc. (“ModusLink” or the “Company”). In this capacity you will be a member of Company’s Executive Leadership Team and report to Joseph C. Lawler, Chairman, President and Chief Executive Officer of ModusLink. This letter updates and supersedes my letter of July 21, 2011 to you.

Your annualized base salary will be $350,000, paid bi-weekly. For fiscal year 2012, you will participate in the Company’s FY2012 Executive Management Incentive Plan (the “EMIP”) (which will be established by the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”)) with a target bonus of 60% of your base salary. The actual bonus payments, if any, which you receive will be subject to the terms and conditions of the EMIP. All salary and bonus payments are subject to normal deductions and withholdings.

Upon commencement of employment you will also be paid a sign-on bonus of $70,000, less applicable taxes and withholdings (the “Sign-On Bonus”). In the event you voluntarily terminate your employment prior to the first anniversary of your start date, you will be required to return 100% of the Sign-On Bonus to the Company. In the event that you voluntarily terminate your employment prior to the second anniversary of your start date, you will be required to return 50% of the Sign-On Bonus to the Company. Should you remain employed by the Company after the second anniversary of your start date, you will not be required to return any portion of the Sign-On Bonus.

In addition, on your start date, you will be granted two stock options. One award will be an option to purchase 35,000 shares of ModusLink common stock (the “Standard Option”), and the other, award will be an option to purchase 50,000 shares of ModusLink common stock (the “Performance Option” and collectively with the Standard Option, the “Options”). Both Options will be awarded under the Company’s 2010 Incentive Award Plan (the “Plan”) and will be priced at the closing price of ModusLink’s common stock (during normal trading hours) on the date of grant. With respect to

Mr. Scott A. Crawley

August 1, 2011

the Standard Option, provided you remain employed by the Company on each vesting date, the vesting schedule of the Standard Option shall be as follows: 25% of the shares underlying the option shall vest and become exercisable on the first anniversary of the date of grant and 1/48th of the shares underlying the option shall vest and become exercisable on each monthly anniversary date of the date of grant starting on the 13th monthly anniversary date of the date of grant, so that the option becomes fully vested and exercisable on the fourth anniversary of the date of grant. With respect to the Performance Option, provided you remain employed by the Company on each vesting date, the vesting schedule of the Performance Option shall be as follows: the Performance Option will be divided into five tranches, each relating to 20% of the shares underlying the Performance Option and one tranche (first, second, third, fourth or fifth, as the case may be) shall vest and become exercisable, on each of the first five anniversaries of the date of grant, provided that in each such case a minimum price per share of the common stock (as calculated below and adjusted for stock splits or other changes in capitalization) (the “Price Performance Threshold”) has been achieved. The Price Performance Threshold for the first through fifth tranches of options shall be $7.00, $8.50, $11.00, $12.50 and $14.00, respectively, and shall be measured by calculating the average closing stock price on the relevant anniversary date for the three month period ending on such date. To the extent shares do not vest on the designated anniversary date, vesting may occur on a subsequent anniversary date if the performance criteria are met, when measured on the subsequent anniversary date, through the fifth anniversary date. (For example, if the grant date is August 15, 2011, and the average price in the three-month period ending August 15, 2012 is $7.00, then the first tranche or 20% of the Performance Option will vest. If the average price measured at the first anniversary is below $7.00, but the average price measured at the second anniversary is $8.50, then the first and second tranches of the Performance Option will vest. If the average price measured on the second anniversary is below $8.50, but the average price measured on the third anniversary is at $8.50, the second tranche (but not the third tranche) would then vest.) Unless terminated earlier by their terms, the Options shall have a seven (7) year term.

On your start date, you will also be awarded 25,000 shares of restricted common stock of ModusLink. This award will be made pursuant to the Plan. Provided you remain employed by the Company on each vesting date, the restrictions with respect to the restricted stock award will lapse in three equal annual installments (each with respect to 1/3 of the award), on each of the first three anniversary dates of your start date. The Company encourages you to promptly speak with your own tax or legal advisor with respect to the tax effect and any filings that you may want to make with the Internal Revenue Service in connection with this restricted stock award.

The Options and the restricted stock award described above will each be subject to all terms, limitations, restrictions and termination provisions set forth in the Plan and in the separate option and restricted stock agreements (which will be based upon the Company’s standard forms of option and restricted stock agreement) that will be executed to evidence the grant of such Options and award of restricted stock. You will also be required to execute the Company’s standard form of Non-Competition Agreement as a condition of ModusLink granting you an option to purchase ModusLink common stock, awarding you shares of ModusLink restricted stock and your employment with the Company. Additionally, as a condition of employment with the Company, you will be required to execute the Company’s standard form of Non-Disclosure and Developments Agreement.

Mr. Scott A. Crawley

August 1, 2011

The Company will also provide you with relocation benefits as discussed by you and me and consistent with the Company’s normal practices and policies. These benefits shall not exceed $50,000 in the aggregate.

In addition, as a senior executive of the Company you will be a participant in the Company’s FY2012 Performance-Based Restricted Stock Bonus Plan. Under this plan, as anticipated to be established by the Compensation Committee, if the Company meets certain financial goals in fiscal 2012, participants will receive a pre-determined number of shares of restricted stock, corresponding to threshold, target and maximum levels. If the financial goals are not met, no awards will be made under this plan. Participation levels under the Performance-Based Restricted Stock Bonus Plan will be set by the Compensation Committee.

In addition, you will be provided a monthly car allowance in the amount of $1,000, which will be treated for tax purposes as additional compensation to you. As an employee of the Company, you also will be entitled to vacation in accordance with the Company’s vacation policies and will participate in any and all benefit programs, other than any severance arrangement, that the Company establishes and makes generally available to its employees from tune to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Details of the benefits offered will be reviewed with you in orientation on your first day of employment.

You will be an employee at will, meaning that either you, or the Company, may terminate your employment at any time and for any or no reason, with or without notice.

As a senior executive, you will enter into an Executive Severance Agreement in the Company’s usual form, which will provide that should the Company terminate your employment without Cause you will be entitled to receive 12 months base salary. Payment of this amount would be made in accordance with the Company’s regular pay periods, for the 12-month period following your date of termination. In addition, in the event that during your employment with the Company, the Company undergoes a Change in Control, and within one year after the Change in Control your employment is terminated by the Company, other than for Cause, or by you for Good Reason, you will be entitled to receive 12 months base salary plus your target bonus and all unvested outstanding equity awards will become vested. Payment of these amounts would be made in accordance with the Company’s regular pay periods, for the 12-month period following your date of termination, including prorated installments of your bonus. All capitalized terms used in this paragraph are defined in the Executive Severance Agreement and the summary description provided in this paragraph is subject to all terms and conditions contained in the Executive Severance Agreement. In the event of any conflict between the terms of this paragraph and the terms of the Executive Severance Agreement, the Executive Severance Agreement shall govern. Any payment of severance benefits will be conditioned upon your execution of the Company’s standard form of general release.

Mr. Scott A. Crawley

August 1, 2011

You represent and warrant that (i) you have advised the Company in writing of any agreement relating to non-competition, non-solicitation or confidentiality between you and your previous employer, (ii) you are not a party to or bound by any other employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would be violated by your acceptance of this position or which would interfere in any material respect with the performance of your duties with the Company and (iii) you will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of your duties with the Company.

In accordance with current federal law, all new employees must provide documentation proving their eligibility to work in the United States. Please review the Employment Eligibility Verification Form (Form 1-9) and the list of acceptable documents that was required, along with other documents, in the recent Federal Express mailing. Since the law requires that this documentation be presented as a condition of employment please have this available on your first day of work. Additionally, this offer is contingent upon you successfully completing the Company’s drug screen. The details necessary to complete such testing were also included in the recent mailing. You are also required to undergo a background check, including a criminal background check, and your employment is contingent upon results satisfactory to the Company.

Please confirm your acceptance of this position by signing one copy of this letter and returning it to me. As we have discussed, your start date will be September 7, 2011. Please complete, sign and return the enclosed Massachusetts Tax Form, W-4, Direct Deposit Form (if you would like to have your pay check directly deposited to a bank account), and the Company’s Code of Conduct, as well as both non-disclosure and non-competition agreements that were in the recent mailing. Also enclosed here for your review is a copy of ModusLink’s Policy on Trading of Securities and Public Disclosures.

If you choose to fax the documents, please fax a copy of your signed offer letter and all the enclosed documents to 781-663-5045 and bring the originals with you on your first day. If you wish to overnight the original documents, please mail one copy of your signed offer letter and the entire enclosed package to ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, MA 02451, attention: Peter L. Gray. (You will note that our corporate headquarters address has changed, effective with our move on July 15th.)

This offer letter constitutes the entire agreement between you and the Company and supersedes all prior offers, both verbal and written. This offer automatically expires as of the close of business (5:00 p.m., Boston time) on Tuesday, August 2, 2011. This letter does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee for any set amount of time.

Mr. Scott A. Crawley

August 1, 2011

Scott, we are very pleased by the prospect of your addition to our team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ Joseph C. Lawler
Joseph C. Lawler
Chairman and Chief Executive Officer

Agreed and accepted:

/s/ Scott R. Crawley	8/2/11
Scott R. Crawley	Date